THIRD AMENDMENT AND LIMITED WAIVER TO CREDIT AGREEMENT

THIS THIRD AMENDMENT AND LIMITED WAIVER TO CREDIT AGREEMENT (this “Amendment and Waiver”) is dated as of March 10, 2008 and is entered into by and among Buffets, Inc., a Minnesota corporation, as Borrower (the “Borrower”); Buffets Holdings, Inc., a Delaware corporation (“Holdings”) and the Subsidiaries of Borrower and Holdings, as Guarantors (together with the Borrower and Holdings, the “Loan Parties”); the financial institutions party hereto as Lenders (collectively, the “Lenders”); and Credit Suisse, individually as a Lender, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and as Collateral Agent for the Lenders.

RECITALS

WHEREAS, Borrower, Holdings, the Administrative Agent and the Lenders are parties to the Credit Agreement dated as of November 1, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders agreed, subject to the terms and conditions set forth in the Credit Agreement, to make certain loans and other financial accommodations to the Loan Parties;

WHEREAS, capitalized terms used herein, including in the preamble and recitals hereto, and not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement;

WHEREAS, the Loan Parties have requested that the Lenders agree to amend and waive certain provisions of the Credit Agreement as provided for herein;

WHEREAS, the Loan Parties have requested that the Lenders separately agree to amend certain additional provisions of the Credit Agreement as set forth in Section II hereof; and

WHEREAS, subject to certain conditions provided for herein, the undersigned Lenders are willing to effect such amendments and waiver on the terms and subject to the conditions of this Amendment and Waiver.

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I.	Amendments
1.1	Amendments to the Table of Contents.

The Table of Contents is hereby amended by inserting the words “Exhibit I – Pre-Petition PF Letters of Credit” below the words “Exhibit H – Form of Solvency Certificate”.

1.2	Addition of Exhibit I to the Credit Agreement.

Exhibit I is hereby added to the Credit Agreement to read as set forth in Exhibit 1 attached to this Amendment and Waiver.

1.3	Amendments to Section 1.01: Definitions.

A.          Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

“Bankruptcy Code” shall mean title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended.

“DIP Credit Agreement” shall mean that certain $285,000,000 Secured Super-Priority Debtor in Possession Credit Agreement dated as of January 22, 2008, among the Borrower, Holdings, the Lenders named therein, Credit Suisse, as Administrative Agent and Collateral Agent, and Credit Suisse Securities (USA) LLC, as Syndication Agent and Collateral Agent, as amended through February 21, 2008 but without giving effect to any subsequent amendment.

“Forbearance Agreement and Second Amendment” shall mean the Forbearance Agreement and Second Amendment dated as of January 7, 2008, among the Borrower, Holdings, the Lenders party thereto and Credit Suisse, as a Lender, as Administrative Agent and as Collateral Agent.

“Petition Date” shall mean January 22, 2008.

“Post-Petition Termination Date” shall mean the earliest of (i) January 22, 2009 (provided that such date shall be automatically extended for six months if the Administrative Agent notifies U.S. Bank in writing that the “Calendar Maturity” as that term is defined in the DIP Credit Agreement has been extended by six months), (ii) the effective date of confirmation of any plan of reorganization in the Borrower’s chapter 11 case or (iii) the date on which the “New Money Commitments” (as defined in the DIP Credit Agreement) are terminated or the “New Money Loans” (as defined in the DIP Credit Agreement) become due and payable.

“Pre-Petition PF Letters of Credit” shall mean the Letters of Credit listed on Exhibit I attached hereto.

“Rollover Loans” shall have the meaning assigned to such term in the DIP Credit Agreement.

“Third Amendment” shall mean the Third Amendment and Limited Waiver to the Credit Agreement, dated as of March 10, 2008.

“Third Amendment Effective Date” shall mean the date on which the Third Amendment becomes effective in accordance with its terms.

“Tranche 1 Rollover Loans” shall have the meaning assigned to such term in the DIP Credit Agreement.

“Tranche 2 Rollover Loans” shall have the meaning assigned to such term in the DIP Credit Agreement.

“Tranche 3 Rollover Loans” shall have the meaning assigned to such term in the DIP Credit Agreement.

“U.S. Bank” shall mean U.S. Bank National Association, a national banking association.

A. Section 1.01 of the Credit Agreement is hereby further amended by inserting the words “the Forbearance Agreement and Second Amendment, the Third Amendment,” immediately after the words “the Amendment Agreement,” in the definition of “Loan Documents”.

1.4	Amendment to Section 2.05: Fees.

Section 2.05 of the Credit Agreement is hereby amended by deleting clause (iv) of paragraph (c) in its entirety and replacing it with the following:

(iv) to the Issuing Bank with respect to each Letter of Credit, the standard fronting, issuance, negotiation, amendment and drawing fees specified from time to time by the Issuing Bank, which in the case of U.S. Bank shall include a fronting fee equal to: (x) prior to the Petition Date, 0.125% per annum of the aggregate face amount of the Letters of Credit issued by U.S. Bank, payable in arrears on each January 15th, April 15th, July 15th and October 15th prior to the Petition Date; and (y) after the Petition Date, 0.50% per annum of the aggregate face amount of the Letters of Credit issued by U.S. Bank, payable (A) for each Letter of Credit issued prior to the Petition Date, for the period from January 15, 2008 through the stated maturity date of that Letter of Credit, on or before (and as a condition precedent to) the first issuance or renewal of a Letter of Credit after the Petition Date, and (B) for each letter of credit issued or renewed after the Petition Date in advance on the date of issuance or renewal (the “Issuing Bank Fees”).

1.5	Amendments to Section 2.23: Letters of Credit.

Section 2.23 of the Credit Agreement is hereby amended by:

(i) deleting “.” at the end of paragraph (h) thereof and adding the following sentence at the end thereof:

; provided that all interest accruing on each L/C Disbursement after the Petition Date from the date such L/C Disbursement is made until the date U.S. Bank receives payment from the Credit-Linked Deposit Account for 100% of the participations in such L/C Disbursement, together with all fees due in connection with the draw creating such L/C Disbursement, shall be administrative expenses.

(ii) deleting paragraph (k) thereof in its entirety and replacing it with the words “[Reserved]”.

(iii) inserting a new paragraph (m) immediately after paragraph (l), such paragraph (m) to read in its entirety as follows:

(m) Post-Petition PF Letters of Credit. The Borrower and certain of its Affiliates filed petitions for relief under the Bankruptcy Code on the Petition Date. Such filings constitute Events of Default, and certain other Events of Default have occurred and continue to exist. Prior to the Petition Date, U.S. Bank had delivered a notice of resignation as Issuing Bank. Each of the PF Lenders, the Administrative Agent, U.S. Bank and the Borrower hereby irrevocably agrees as follows:

(i) The notice of resignation previously delivered by U.S. Bank is hereby withdrawn and U.S. Bank shall serve as Issuing Bank with respect to the PF Letters of Credit. Notwithstanding anything to the contrary elsewhere in this Agreement, on and after the Third Amendment Effective Date, no additional Issuing Bank shall be appointed, no additional PF Loans shall be made, no amounts shall be withdrawn from the Credit-Linked Deposits or the Credit-Linked Deposit Account and no amendment shall be made to this Section 2.23(m) without the prior written consent of U.S. Bank, provided that in the case of any withdrawal of a Credit Linked Deposit from the Credit Linked Deposit Account that would not cause the balance thereof to be less than the then-current aggregate PF L/C Exposure, such consent shall not be unreasonably withheld or delayed.

(ii) U.S. Bank represents and warrants that Exhibit I is a complete list of all PF Letters of Credit issued and outstanding as of the Third Amendment Effective Date, and that U.S. Bank has not issued and will not issue any PF Letters of Credit after the Third Amendment Effective Date except in compliance with this Section 2.23(m).

(iii) The Administrative Agent represents and warrants that as of the Third Amendment Effective Date, it holds an aggregate principal amount of $52,887,015.13 of Credit-Linked Deposits in the Credit-Linked Deposit Account, and that the Administrative Agent has not released and will not release any Credit-Linked Deposits after the Third Amendment Effective Date except in compliance with this Section 2.23(m).

(iv) Notwithstanding the Borrower’s filing for relief under the Bankruptcy Code, the occurrence of any other Event of Default or the failure of the Borrower to satisfy the condition precedent set forth in Section 4.01(b) of the Credit Agreement, the Borrower may request, at any time on or before a date thirty (30) days prior to the Post-Petition Termination Date, the issuance or renewal of, and U.S. Bank shall issue or renew, Letters of Credit if and only if the following conditions are satisfied:

(1) the Letter of Credit is being issued to the same beneficiary to replace or renew one of the Pre-Petition PF Letters of Credit;

(2) the stated amount of the Letter of Credit does not exceed the stated amount of the Letter of Credit being replaced or renewed, and will not cause the aggregate stated amount of all PF Letters of Credit outstanding to exceed the aggregate stated amount of all Pre-Petition PF Letters of Credit as of the Petition Date;

(3) the Letter of Credit will expire no later than at the close of business one year after its date of issuance, provided that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less unless U.S. Bank notifies the beneficiary thereof within a period specified in the Letter of Credit prior to the then-applicable expiration date of such Letter of Credit that such Letter of Credit will not be renewed;

(4) U.S. Bank shall have obtained written confirmation (which may be in the form of an e-mail or a telecopy) from the Administrative Agent that the Administrative Agent holds Credit-Linked Deposits in an aggregate amount no less than the aggregate PF L/C Exposure, after giving effect to the requested renewal or issuance; and

(5)(A) if the Bankruptcy Court has not entered a final order approving this Agreement in form and substance satisfactory to U.S. Bank, an interim order in form and substance satisfactory to U.S. Bank shall be in full force and effect and shall not have been stayed, reversed, vacated, subject to appeal, or otherwise modified in a manner materially adverse to U.S. Bank, and (B) if the Bankruptcy Court has entered such final order, such final order shall be in full force and effect and shall not have been stayed, reversed, vacated, subject to appeal, or otherwise modified in a manner materially adverse to U.S. Bank, and (C) if the requested date of such issuance or amendment is on or after March 31, 2008, the Bankruptcy Court has entered the final order described in clause (B) above.

All Letters of Credit issued in compliance with this clause 2.23(m)(iv) shall be conclusively deemed to be PF Letters of Credit for all purposes under this Agreement, except that to the extent the provisions of this Section 2.23(m) conflict with any other provision of this Agreement that would otherwise apply to PF Letters of Credit, the provisions of this Section 2.23(m) shall govern.

(v) Each of the Administrative Agent and each PF Lender reaffirms that, if the Borrower does not reimburse U.S. Bank for any draw under any PF Letter of Credit, including but not limited to any PF Letter of Credit issued after the Petition Date, the Administrative Agent shall, as provided in Sections 2.02(g) and

2.23(d), pay the unreimbursed amount to U.S. Bank out of the Credit-Linked Deposits. Each PF Lender acknowledges and agrees that, in furtherance of the foregoing sentence, notwithstanding the filing of the bankruptcy cases by the Borrower and its Affiliates on the Petition Date and the occurrence and continuation of the Event of Default related thereto, each PF L/C Commitment is hereby reinstated and all amounts held in the Credit-Linked Deposit Account shall be used for the purposes set forth in the Credit Agreement as amended (including by the Third Amendment). Each PF Lender further agrees that it will not request any return of the Credit-Linked Deposits except (x) in respect of PF Letters of Credit that have expired or been terminated undrawn and have not been replaced, extended or renewed hereunder or (y) after the Post-Petition Termination Date and, in each case of clause (x) and (y) above, only to the extent the aggregate amount thereof exceeds the PF L/C Exposure at such time, and the Administrative Agent and each PF Lender agrees that the Administrative Agent will not disburse any amount of the Credit-Linked Deposits to the PF Lenders (or to anyone else other than reimbursing U.S. Bank for an unpaid PF Letter of Credit Disbursements) without first informing U.S. Bank in writing of the proposed disbursement and the aggregate amount of Credit-Linked Deposits that will remain in the Agent’s possession following such disbursement, and obtaining U.S. Bank’s prior written certification (which will not be unreasonably withheld or delayed) that such remaining amount is at least equal to the aggregate PF L/C Exposure at such time.

(vi) The Borrower reaffirms that, as provided in Section 2.23(m)(iii), the Borrower has no right, title or interest in or to the Credit-Linked Deposit Account or the Credit-Linked Deposits. The Borrower further agrees that as a result, the Credit-Linked Deposit Account and the Credit-Linked Deposits are not property of the Borrower’s estate under Section 541 of the Bankruptcy Code, nor subject to the automatic stay under Section 362 of the Bankruptcy Code.

(vii) On the first and fifteenth days of each month, or if any such day is not a Business Day, on the next succeeding Business Day, U.S. Bank shall send the Administrative Agent a list of all PF Letters of Credit and the PF L/C Exposure then outstanding, and the Administrative Agent shall send U.S. Bank a certification of the amount of Credit-Linked Deposits then held by the Administrative Agent and the amount of all reimbursements received by the Administrative Agent in respect of drawings under PF Letters of Credit since the date of the most recent certification sent by the Administrative Agent under this clause (vii). U.S. Bank shall hold the Administrative Agent harmless from losses incurred by the Administrative Agent resulting solely and directly from any errors in information regarding the PF Letters of Credit and the PF L/C Exposure provided by U.S. Bank. The Administrative Agent shall hold U.S. Bank harmless from losses incurred by U.S. Bank resulting solely and directly from (i) any errors in information provided by the Administrative Agent regarding the amount of Credit Linked Deposits held by the Administrative Agent, to the extent that such losses relate to PF Letters of Credit issued in accordance with the provisions of this Agreement or (ii) any release of Credit-Linked Deposits by the Administrative Agent in contravention of the provisions set forth in this Agreement.

SECTION II.	AMENDMENT TO SECTION 9.04: SUCCESSORS AND ASSIGNS

Separately from the proposed amendments set forth in Section I hereof, by its separate signature set forth below each Lender executing and delivering this Amendment and Waiver approves the following amendment, which shall become effective in accordance with Section IV hereof.

Section 9.04 of the Credit Agreement is hereby amended by inserting a new paragraph (k) immediately after paragraph (j) thereof, such paragraph (k) to read in its entirety as follows:

(k)         In the case of any (i) assignment of the PF L/C Commitments or any Loans or (ii) sale of a participation interest in the PF L/C Commitments or any Loans, the assigning or selling Lender must also assign or sell, as applicable, an equal pro rata portion of its Tranche 1 Rollover Loans (in the case of an assignment of or sale of a participation interest in its Revolving Loans), Tranche 2 Rollover Loans (in the case of an assignment of or a sale of a participation interest in its Term Loans) and/or Tranche 3 Rollover Loans (in the case of an assignment of or a sale of a participation interest in its PF L/C Commitment or PF L/C Loans) to the assignee or purchaser, in each case in accordance with Section 9.04 of the DIP Credit Agreement. In the event of any assignment of, or sale of a participation interest in, any Rollover Loan, the assigning or selling Lender hereby agrees that it shall also assign or sell a participation interest in, as applicable, an equal pro rata portion of its Revolving Loans (in the case of an assignment of or sale of a participation interest in its Tranche 1 Rollover Loans), Term Loans (in the case of an assignment or sale of a participation interest in its Tranche 2 Rollover Loans) and/or PF L/C Commitment and PF L/C Loans (in the case of an assignment of or sale of a participation interest in its Tranche 3 Rollover Loans) to the assignee or purchaser, in each case in accordance with Section 9.04 of the DIP Credit Agreement.

SECTION III.	WAIVER
3.1	Limited Waiver.

Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Loan Parties herein contained, effective upon satisfaction of the conditions precedent set forth in Section IV below, solely for purposes of issuing, extending and renewing PF Letters of Credit as set forth in this Amendment and Waiver, the undersigned Lenders hereby consent to the waiver of the Event of Default that has occurred or would occur under paragraph (h) of Article VII caused by the filing of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code by the Borrower, Holdings and certain of their subsidiaries on January 22, 2008.

3.2	Limitation of Waiver.

The waiver set forth above (a) is made for the limited purpose of allowing the Borrower to request the issuance, extension or renewal of PF Letters of Credit and (b) shall be limited precisely as written and relate solely to the waiver of the provisions of the Credit Agreement in the manner and to the extent described above, and nothing in this Amendment and Waiver shall be deemed to:

(i)

constitute a waiver of compliance by the Loan Parties with respect to (a) paragraph (h) of Article VII of the Credit Agreement for any other purpose or (b) any other term, provision or condition of the Credit Agreement or any other instrument or agreement referred to therein; or

(ii)

prejudice any right or remedy that the Administrative Agent or any Lender may have (except to the extent such right or remedy was based upon existing defaults that will not exist after giving effect to this Amendment and Waiver) or may have in the future under or in connection with the Credit Agreement or any other instrument or agreement referred to therein.

SECTION IV.	CONDITIONS PRECEDENT TO EFFECTIVENESS

This Amendment and Waiver shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Third Amendment Effective Date”), provided that the provisions of Section II hereof shall become effective upon the satisfaction of the conditions precedent set forth in Section IV(C) and Section IV(D) and upon satisfaction of the additional condition that the Administrative Agent shall have received counterpart signature pages of this Amendment and Waiver duly executed by the Required Lenders evidencing their approval of Section II hereof:

A.          Execution. The Administrative Agent shall have received a counterpart signature page of this Amendment and Waiver duly executed by the Administrative Agent, the Borrower, Holdings, the Required Lenders and each PF Lender.

B.          Fees and Expenses. The Borrower shall have paid the Administrative Agent and U.S. Bank the fees, costs and expenses described in Section VI(A) and Section VI(B) of this Amendment and Waiver in accordance with the order(s) referred to in Section IV(C).

C.          Bankruptcy Court Order. The Administrative Agent and U.S. Bank shall have received a copy of an interim or final order from the Bankruptcy Court in form and substance satisfactory to U.S. Bank approving the execution, delivery and performance of this Amendment and Waiver; provided, however, that (A) if the Bankruptcy Court has not entered a final order approving this Amendment and Waiver in form and substance satisfactory to U.S. Bank, such interim order shall be in full force and effect and shall not have been stayed, reversed, vacated, subject to appeal, or otherwise modified in a manner materially adverse to U.S. Bank and (B) if the Bankruptcy Court has entered such final order, such final order shall be in full force and effect and shall not have been stayed, reversed, vacated, subject to appeal, or otherwise modified in a manner materially adverse to U.S. Bank.

D.          Representations and Warranties. As of the Third Amendment Effective Date, each representation and warranty of each Loan Party set forth in Section V shall be true and correct in all material respects.

SECTION V.	REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Amendment and Waiver and to amend the Credit Agreement in the manner provided herein, each of the Loan Parties represents and warrants to each of the Lenders and the Administrative Agent that, as of the Third Amendment Effective Date:

A.          Corporate Power and Authority. Each and every Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b)  has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c)  is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, (d)  has the power and authority to execute, deliver and perform its obligations under this Amendment and Waiver, each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and (e) other than as a result of the Bankruptcy Cases (including the operation of the automatic stay), is in compliance with all applicable Requirements of Law, except where the failure to be in compliance would not have a Material Adverse Effect.

B.          Authorization. The execution and delivery of this Amendment and Waiver (a) has been duly authorized by all requisite corporate or other company and, if required, stockholder, action on the part of each Loan Party and (b) will not (i) violate (A) any material provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, by-laws, limited liability company agreements or other constitutive documents of Holdings, the Borrower or any Subsidiary, (B) any applicable order of any Governmental Authority or (C) any provision of any indenture or any other material agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than (i) any Lien created hereunder or under the Security Documents and (ii) any Lien created pursuant to the New Senior Note Indenture).

C.          Governmental Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery by each of the Loan Parties, except for (a) such as have been made or obtained and are in full force and effect and (b) such actions, consents, approvals, registrations or filings, the failure of which to make or obtain could not reasonably be expected to result in a Material Adverse Effect.

D.          Binding Obligation. This Amendment and Waiver shall have been duly executed and delivered by each Loan Party thereto. This Amendment and Waiver and the Credit Agreement, as amended hereby, will be, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

SECTION VI.	MISCELLANEOUS

A.          Costs and Expenses. The Borrower and Holdings agree, jointly and severally, to pay all fees, costs, charges and expenses incurred by the Administrative Agent, the Collateral Agent, U.S. Bank and the Lenders in connection with this Amendment and Waiver (including (i) the reasonable fees, charges and disbursements of (a) Blackstone, financial advisor to the Administrative Agent and the Collateral Agent (as provided in the letter agreement between Blackstone and the Administrative Agent dated as of December 13, 2007), (b) Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, (c) Faegre & Benson LLP, counsel for U.S. Bank and (ii) the fees, costs, charges and expenses incurred after the Petition Date by U.S. Bank in connection with its relationship with the Borrower under the Credit Agreement and any related financing arrangements).

B.          Fees. Upon approval of the provisions of Section I and Section III of this Amendment and Waiver by the Lenders, the Borrower and Holdings agree to pay to (i) the Administrative Agent for the benefit of the undersigned PF Lenders (to be allocated pro rata based on the PF L/C Commitments held by such undersigned PF Lenders), an amendment fee equal to $140,000 (0.20% of $70,000,000) and (ii) U.S. Bank, a work fee equal to $100,000.

C.	Effect on the Credit Agreement and the Other Loan Documents.

(i) Except as expressly set forth herein, this Amendment and Waiver shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(ii) On and after the Third Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and Waiver and the Credit Agreement shall be read together and construed as a single instrument. This Amendment and Waiver is a Loan Document.

(iii) Except as specifically waived or amended above, the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment and performance of all Obligations under and as defined therein.

(iv) This Amendment and Waiver shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Loan Documents.

D.          Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and Waiver and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment and Waiver.

E.          Successors and Assigns. This Amendment and Waiver shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders.

F.          Severability. In the event any one or more of the provisions contained in this Amendment and Waiver should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

G.         Applicable Law. THIS AMENDMENT AND WAIVER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

H.         Counterparts. This Amendment and Waiver may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section IV. Delivery of an executed signature page to this Amendment and Waiver by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Amendment and Waiver.

I.           Administrative Agent Actions. The undersigned Lenders hereby authorize and direct the Administrative Agent to enter into such amendments to the Loan Documents that it deems necessary or advisable to give effect to the provisions of the order(s) referred to in Section IV(C) above.

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IN WITNESS WHEREOF, this Amendment and Waiver to Credit Agreement has been executed by the parties hereto as of the date first written above.

BUFFETS, INC., as Borrower		BUFFETS HOLDINGS, INC. as Loan Party
By:	/s/ A. Keith Wall	By:	/s/ A. Keith Wall
Name:	A. Keith Wall	Name:	A. Keith Wall
Its:	EVP & CFO	Its:	EVP & CFO

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent and a Lender
By:	/s/ Didier Siffer
Name:	Didier Siffer
Its:	Managing Director

By:	/s/ Michael A. Criscito
Name:	Michael A. Criscito
Its:	Managing Director